Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement No. 333-232545 on Form S-4 of our reports dated February 21, 2019, relating to the consolidated financial statements and financial statement schedule of Global Payments Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph regarding the Company’s change of its fiscal year end from May 31 to December 31, in 2016, and an explanatory paragraph regarding the Company’s change in its method of accounting for revenue from contracts with customers in fiscal year 2018, due to the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606)), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

September 18, 2019